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                                                                     Exhibit 5.3







                     [Letterhead of Dr. Volker Gross, LL.M]
                                                                      [KfW Logo]


                                                               December 20, 2002

KfW International Finance Inc.,
  1105 North Market Street,
    Suite 1300,
      P.O. Box 8985,
        Wilmington, Delaware 19899.

Dear Sirs:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act") of debt securities (the "Securities") of KfW International Finance Inc., a Delaware corporation, and the unconditional guarantee, as to principal and interest, of the Securities (the "Guarantee") of Kreditanstalt fur Wiederaufbau, an institution organized under public law of the Federal Republic of Germany ("KfW"), I, as General Counsel and Senior Vice President of KfW, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, I advise you that, in my opinion, the Guarantee has been duly authorized, executed and delivered by KfW.

         The foregoing opinion is limited to the laws of the Federal Republic of Germany and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

         I have relied as to the certain matters on information obtained from public officials, officers of KfW and other sources believed by me to be responsible.

         I, in my own capacity and on behalf of the legal department of KfW, hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to the legal department of KfW under the heading "Validity of Securities and KfW Guarantee" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,


                                            /s/ Gross